SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 30, 2008

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

000-30469

04-3326704

(State or Other Juris-	(Commission	(I.R.S. Employer
diction of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 30, 2008 , deCODE genetics, Inc. received a notice from the Nasdaq Stock Market stating that for 10 consecutive trading days the market value of deCODE’s common stock had been below $50 million, the minimum level required for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(b)(1)(A). The notice further stated that deCODE also does not comply with an alternative test set forth in Nasdaq Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

In accordance with Nasdaq Marketplace Rule 4450(e)(4), deCODE will be provided a period of 30 calendar days, or until October 30, 2008, to regain compliance. If at any time before October 30, 2008, the market value of deCODE’s common stock is $50 million or more for a minimum of 10 consecutive business days, the Nasdaq staff will determine if deCODE complies with Marketplace Rule 4450(b)(1)(A).

If deCODE has not regained compliance by October 30, 2008, the Nasdaq staff will issue a letter notifying deCODE that its common stock will be delisted from The Nasdaq Global Market. At that time, deCODE may appeal the determination to a Nasdaq Listing Qualifications Panel.  If deCODE cannot meet the requirements for continued listing on The Nasdaq Global Market, it will consider whether to apply to transfer its common stock to The Nasdaq Capital Market.

A copy of the press release announcing deCODE’s receipt of the notification from the Nasdaq Stock Market is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

99.1            Press Release issued October 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated:  October 6, 2008